                             EXHIBIT 11



                        FRONTIER CORPORATION
      CONSOLIDATED COMPUTATION OF NET INCOME PER AVERAGE SHARE
              OF COMMON STOCK ON A FULLY DILUTED BASIS


In thousands, except per share data

                                     Year Ended December 31,
                           -----------------------------------------

                           1994      1993     1992     1991     1990
                           ----      ----     ----     ----     ----
Income applicable to
 common stock              $101,551  $81,533  $68,243  $77,857  $50,743
  Add:  Interest on
  convertible debentures        554      553      561      562      594
                           --------------------------------------------
                           $102,105  $82,086  $68,804  $78,419  $51,337
  Less:  Increase in
  related federal income
  taxes                         194      194      191      191      202
                           --------------------------------------------
Adjusted income applicable
 to common stock           $101,911  $81,892  $68,613  $78,228  $51,135
                           ============================================

Average common shares
 outstanding (excluding
 common stock equivalents)   72,252   67,410   66,638   64,206   59,348
Adjustments for:
  Convertible debentures        502      502      528      530      676
  Stock Options                  68       60      ---      ---      ---
                           --------------------------------------------
Adjusted common shares
 assuming conversion of
 outstanding convertible
 debentures and stock
 options at the beginning
 of each period. (1)         72,822   67,972   67,166   64,736   60,024
                            ===========================================

Net income per average
 share of common stock
 on a fully diluted basis   $  1.40   $ 1.20   $ 1.02  $  1.21   $  .85

(1) As set forth in Notes 8 and 14 of the Notes to Consolidated
    Financial Statements.